                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         American Dental Partners, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------
     (5) Total fee paid:

     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         Not applicable

     (2) Form, Schedule or Registration Statement No.:
         Not applicable

     (3) Filing Party:
         Not applicable

     (4) Date Filed:
         Not applicable

                        AMERICAN DENTAL PARTNERS, INC.
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 3, 2002

To the Shareholders of
American Dental Partners, Inc.:

   Notice is hereby given that the Annual Meeting of Shareholders of American Dental Partners, Inc. (the "Company") will be held at the offices of Summit Partners located at 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210, on Friday, May 3, 2002 at 1:00 p.m., local time, for the following purposes:

    1. To elect two Class II directors;

    2. To consider a proposal to approve an increase in the number of common shares reserved for issuance under American Dental Partners, Inc.'s 1996 stock option plan by 300,000 to a total of 1,573,246;

    3. To consider a proposal to approve an increase in the number of common shares reserved for issuance under American Dental Partners, Inc.'s 1996 Directors stock option plan by 100,000 to a total of 185,000;

    4. To transact such other business as may properly come before the meeting and of any adjournments or postponements of the meeting.

   The close of business on March 21, 2002 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Gregory A. Serrao
                                          Gregory A. Serrao
                                          Chairman, President and Chief
                                          Executive Officer

Wakefield, Massachusetts
Dated: April 3, 2002

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                        AMERICAN DENTAL PARTNERS, INC.

                                PROXY STATEMENT

                                    GENERAL

   This Proxy Statement is being furnished to the holders of Common Stock, $.01 par value, of American Dental Partners, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held at the office of Summit Partners located at 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210, on Friday, May 3, 2002, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy together with the 2001 Annual Report to Shareholders are first being sent to shareholders on or about April 3, 2002.

   All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted to elect the director nominee set forth under "Election of Directors" and FOR Proposal 1 and Proposal 2. Any proxy may be revoked at any time prior to its exercise by delivery to the Company of a later dated proxy or by giving notice of revocation to the Company in writing. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

   The close of business on March 21, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date, there were 7,204,695 shares of the Company's Common Stock outstanding and entitled to vote and approximately 51 shareholders of record. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Company's Common Stock is necessary to constitute a quorum at the meeting.

                             ELECTION OF DIRECTORS

   The number of directors currently is fixed at five. The Board of Directors is divided into three classes, Class I, Class II, and Class III, with one Class I director and two directors in each of Class II and Class III. The directors in each class are elected to three-year terms. The terms of office of one class of directors expire each year at the annual meeting of shareholders and at such time as their successors are duly elected and qualified. The term of office of the Class II directors expires concurrently with the holding of the Annual Meeting, and the incumbent directors of Class II have been nominated for re-election. There is no cumulative voting in the election of directors, and nominees receiving a plurality of the votes duly cast will be elected (i.e. the nominee receiving the greatest number of votes will be elected). Abstentions and broker non-votes will not be counted in favor of or against any nominee. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   At the Annual Meeting, Common Stock represented by proxies, unless otherwise specified, will be voted to elect the nominees named below as Class II directors each for a three-year term expiring in 2005. In the event that the nominees named below as Class II directors are unable to serve (which is not expected), the persons named in the proxy may vote for another nominee using their judgment.

                              Class II Directors
                            (Nominees for Election)

                                                                                            Expiration
                                                                                             of Term
                                                                          A Director of the for which
 Name of Nominee  Age    Principal Occupation and Business Experience       Company Since    Proposed
 ---------------  --- --------------------------------------------------- ----------------- ----------
James T. Kelly... 55  Retired Chairman of the Board of Lincare              February 1997      2005
                      Holdings Inc., a provider of home respiratory
                      therapy services. Mr. Kelly also serves as Director
                      of Ameripath and Health Management Systems.
Martin J. Mannion 42  General Partner of Summit Partners, a private         January 1996       2005
                      equity capital firm, where he has been employed
                      since 1985.

   Set forth below is information relating to directors whose terms will continue after the Annual Meeting:

                               Class I Director
                            (Term Expiring in 2004)

                                                                                  A Director of the
                    Age       Principal Occupation and Business Experience          Company Since
 Name of Director   --- --------------------------------------------------------- -----------------
Gregory T. Swenson, 67  President of PDHC, Ltd. and Park Dental since November      November 1996
  D.D.S............     1996. Chairman and Chief Executive Officer of Park Dental
                        from 1983 until November 1996.

                              Class III Directors
                            (Term Expiring in 2003)

                                                                                  A Director of the
                  Age        Principal Occupation and Business Experience           Company Since
Name of Director  --- ----------------------------------------------------------- -----------------
Derril W. Reeves. 58  Executive Vice President of Development of Surgis, Inc. an    February 1997
                      outpatient surgery center company where he has been
                      employed since July 2001. From January 1998 through 2000,
                      Mr. Reeves served as Vice Chairman of the Board of
                      Directors and Chief Development Officer of PhyCor, Inc.
Gregory A. Serrao 39  Founder, President, Chief Executive Officer and Director of   December 1995
                      the Company since December 1995. Chairman since October
                      1997. From 1992 through December 1995, Mr. Serrao served
                      as the President of National Specialty Services, Inc., a
                      subsidiary of Cardinal Health, Inc.

   On January 31, 2002 PhyCor, Inc., a Company for whom Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer from 1998 through 2000, filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. The Chapter 11 proceeding, captioned In re PhyCor, Inc., et al., Case No. 02-40278 (PCB), is pending in the U.S. Bankruptcy Court for the Southern District of New York.

Board of Directors Committees and Meetings

   The Board of Directors has established a Compensation Committee, an Audit Committee and a Directors Stock Option Plan Committee. The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

   The members of the Compensation Committee are Martin J. Mannion and Derril
W. Reeves. The Compensation Committee, which is responsible for making recommendations to the Board of Directors with respect to the compensation of executive officers of the Company, held four meetings and took action by written consent one time during 2001.

   The members of the Audit Committee are Martin J. Mannion, James T. Kelly and Derril W. Reeves. The Audit Committee, which is responsible for the appointment of the independent auditors, supervision of the annual audit of the Company's consolidated financial statements by the independent auditors and related matters, held four meetings and took action by written consent one time during 2001. The members of the Audit Committee, except Mr. Mannion, are independent under the rules of the NASD.

   The Directors Stock Option Plan Committee is responsible for administering the Amended and Restated 1996 Directors Stock Option Plan. Gregory Serrao is the only member of the Directors Stock Option Plan Committee. The Committee took action one time by written consent in 2001.

   The Board of Directors held five meetings during 2001. Each director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 2001.

Compensation of Directors

   Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each of Messrs. Kelly and Reeves receives a quarterly retainer, which is currently $3,750 per quarter, and a fee of $1,000 for attending each Board of Directors' meeting and $500 for attending each committee meeting. In addition, such directors are eligible to receive options under the Company's 1996 Amended and Restated Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 21, 2002, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) the Company's directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                 Shares Beneficially
                                                                       Owned(1)
                                                                 -------------------
                                                                  Number   Percentage
                                                                 --------- ----------
Summit Ventures(2)(3)........................................... 2,384,787    33.1%
Martin J. Mannion(2)(3)......................................... 2,384,787    33.1%
Stadium Capital Management, LLC(4).............................. 1,145,050    15.9%
Gregory A. Serrao(3)(5).........................................   856,060    11.1%
Times Square Capital Management, Inc.(6)........................   573,000     8.0%
Wanger Asset Management, L.P.(7)................................   410,000     5.7%
Gregory T. Swenson, D.D.S.(3)(8)................................   352,181     4.9%
Joseph V. Errante, D.D.S.(3)(9).................................    53,648       *
Breht T. Feigh(3)...............................................    38,855       *
Derril W. Reeves(3).............................................    24,025       *
James T. Kelly(3)...............................................    21,025       *
Michael J. Vaughan(3)...........................................    12,325       *
Paul F. Gill(3).................................................     7,080       *
All executive officers and directors as a group (14 persons)(10) 3,884,838    48.9%

--------
*  less than 1%
(1) This table includes for each person or group of persons shares of Common Stock that may be purchased by such person or group pursuant to options which are currently exercisable or exercisable within 60 days of March 21, 2002. As of such date, a total of 7,204,695 shares of Common Stock were issued and outstanding and options for 1,032,142 shares were exercisable.
(2) Represents 2,285,869 and 90,293 shares of Common Stock owned by Summit Ventures IV, L.P. and Summit Investors II, L.P., respectively. Summit Partners is affiliated with both limited partnerships. Mr. Mannion, a Director of the Company, is a general partner of Summit Partners. The address of Summit Partners and Mr. Mannion is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210.
(3) Includes options for 8,625 shares for Mr. Mannion, 521,560 shares for Mr. Serrao, 44,046 shares for Dr. Swenson, 23,840 shares for Dr. Errante, 21,770 shares for Mr. Feigh, 21,025 shares for Mr. Reeves, 21,025 shares for Mr. Kelly, 11,111 shares for Mr. Vaughan and 4,311 shares for Mr. Gill, respectively, which are currently exercisable or exercisable within 60 days of March 21, 2002.
(4) The address for Stadium Capital Management, LLC is 430 Cowper Street, Suite 200, Palo Alto, California 94301
(5) Includes 9,508 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 7,500 shares held by Mr. Serrao's minor children and 5,000 shares held by Mr. Serrao's wife. The address for Mr. Serrao is American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.
(6) The address for Times Square Capital Management, Inc. is Four Times Square, 25/th Floor, New York, New York 10036. /
(7) The address for Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(8) Includes 135,549 shares owned by a family trust, of which Dr. Swenson is the grantor.
(9) Includes 932 shares owned by a family trust, of which Dr. Errante is the grantor, and 1,390 shares owned by a family trust, of which Dr. Errante is the trustee.
(10) Includes options for 745,839 shares for all executive officers and directors as a group which are currently exercisable or exercisable within 60 days of March 21, 2002.

                            EXECUTIVE COMPENSATION

   Set forth below is summary information regarding the annual and long-term compensation of the Company's chief executive officer and the four other most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                                       Long-Term
                                      Annual Compensation               Awards
                           ---------------------------------------    -----------
                                                                      Securities
                                                       Other Annual   Underlying     All Other
                           Year Salary ($) Bonus ($) Compensation (1) Options (#) Compensation (2)
                           ---- ---------- --------- ---------------- ----------- ----------------
Gregory A. Serrao......... 2001  $300,000  $ 98,000      $     --       13,959         $5,106
  Chairman, President      2000  $225,000  $110,000      $     --       92,400         $5,001
  and Chief Executive      1999  $185,000  $111,000      $     --       25,000         $2,447
  Officer
Paul F. Gill.............. 2001  $180,000  $ 20,000      $     --        9,442         $4,982
  Senior Vice President-
  Regional Operations
Joseph V. Errante, DDS.... 2001  $150,000  $ 30,000      $129,913(3)     7,360         $4,494
  Senior Vice President-   2000  $145,000  $ 58,000      $ 21,052(3)    23,000         $4,350
 Business Development      1999  $140,000  $ 44,100      $     --        6,000         $2,100
Breht T. Feigh............ 2001  $148,750  $ 30,000      $     --       14,218         $3,500
  Vice President, Chief    2000  $108,000  $ 33,235      $     --       25,000         $2,979
  Financial Officer and
  Treasurer
Michael J. Vaughan........ 2001  $145,000  $ 29,000      $     --       14,442         $4,336
  Senior Vice President-
  Regional Operations
  and Chief Information
  Officer

--------
(1) Except as specifically noted, no Other Annual Compensation for any Named Executive Officer exceeded $50,000 or 10% of the total salary and bonus for such officer.
(2) Represents matching contributions under the Company's 401(k) plan.
(3) Consists of moving and relocation expenses.

                       Option Grants in Last Fiscal Year

   The following table sets forth all grants of stock options to the executive officers named in the Summary Compensation Table during 2001:

                                           Individual Grants                    Potential Realizable
                         -----------------------------------------------------    Value at Assumed
                           Number of                                           Annual Rates of Stock
                           Securities                                          Price Appreciation for
                           Underlying      % of Total     Exercise                  Option Term
                            Options     Options Grantedin   Price   Expiration ----------------------
                         Granted (#)(1)    Fiscal Year    ($/Share)    Date      5% ($)     10% ($)
                         -------------- ----------------- --------- ----------  --------    --------
Gregory A. Serrao.......     13,959             8%         $7.88     3/16/11   $69,176     $ 75,307
Paul F. Gill............      4,442             3%         $7.88     3/16/11   $22,013     $ 55,786
                              5,000             3%         $ 6.90    9/04/11   $ 21,697    $ 54,984
Joseph V. Errante, D.D.S      7,360             4%         $7.88     3/16/11   $36,474     $ 92,432
Breht T. Feigh..........      4,218             2%         $ 7.88    3/16/11   $ 20,903    $ 52,973
                             10,000             6%         $ 6.90    9/04/11   $ 43,394    $109,968
Michael J. Vaughan......      4,442             3%         $ 7.88    3/16/11   $ 22,013    $ 55,786
                             10,000             6%         $ 6.90    9/04/11   $ 43,394    $109,968

--------
(1) All option grants were issued under the Amended and Restated 1996 Stock Option Plan, as amended. The exercise price of such options is no less than the fair market value of the Company's Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.
(2) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast actual future appreciation of the Company's Common Stock. No gain to optionees is possible without an actual increase in the price of the Company's shares, which would benefit all of the Company's shareholders. All calculations are based on a ten-year option period.

  Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

   The following table sets forth the number of securities underlying unexercised options and the value of in-the-money stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2001(1):

                           Number of Securities Underlying   Value of Unexercised
                               Unexercised Options at        In-the-Money Options
                                December 31, 2001 (#)      at December 31, 2001 ($)
 -                         ------------------------------- -------------------------
                           Exercisable       Unexercisable Exercisable Unexercisable
                           -----------       ------------- ----------- -------------
 Gregory A. Serrao........   504,470            98,759     $1,613,512      $  --
 Paul F. Gill.............     2,850            12,992     $       --      $  --
 Joseph V. Errante, D.D.S.    17,000            30,360     $       --      $  --
 Breht T. Feigh...........    17,263            34,763     $       --      $  --
 Michael J. Vaughan.......     6,250            33,192     $       --      $  --

--------
(1) There were no stock options exercised by executive officers named in the Summary Compensation Table during 2001.

Employment Agreements

   The Company and Mr. Serrao entered into an Amended and Restated Employment and Non-Competition Agreement effective January 2, 2001. Under the agreement, Mr. Serrao receives an annual base salary, which is currently $300,000 (subject to potential annual salary increases), and a bonus in an amount up to 60% of his then current base salary. Mr. Serrao is also subject to non-competition and confidentiality provisions in the employment agreement. If Mr. Serrao's employment is terminated by the Company without cause, he is entitled to receive severance benefits which include severance payments in an amount equal to his then current annual base salary and health care benefits for one year after termination plus his pro rata share of any bonus which otherwise would have been payable. If Mr. Serrao's employment is terminated by Mr. Serrao for "good reason" (as defined in the employment agreement), he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) plus payment equal to the full amount of the bonus that otherwise could have been payable.

   The Company has a four-year employment agreement with Dr. Errante which terminates in January 2003. Under his employment agreement, Dr. Errante receives an annual base salary, (subject to potential annual salary increases), and a bonus in an amount up to 35% of his then current base salary. Dr. Errante is also subject to non-competition and confidentiality provisions in the employment agreement. If Dr. Errante's employment is terminated prior to the end of the four-year term by the Company for any reason other than for cause, he is entitled to receive severance benefits which include severance payments in an amount equal to the lesser of the remainder of the term or one year of his then current base salary.

Compensation Committee Interlocks

   Messrs. Mannion and Reeves serve as the current members of the Company's Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

   The Company acquired PDHC, Ltd. ("Park") pursuant to an Acquisition and Exchange Agreement effective November 12, 1996 (the ''Acquisition Agreement''), among the Company, Park and all of the shareholders of Park, including Dr. Swenson, a director of the Company. Under the Acquisition Agreement, the shareholders of Park received an aggregate of $3.3 million in cash, $1.5 million principal amount of Subordinated Notes of the Company and 1,260,000 shares of Common Stock in consideration for the exchange of all of their Park shares. Dr. Swenson received $74,848 in principal and interest payments under the Subordinated Notes in 2001. The Company expects to continue to make payments under the Subordinated Notes in 2002. The terms and conditions of the acquisition of Park, including the consideration received for the exchange of the Park shares, were based upon arms-length negotiations between representatives of the Company and Park, including Dr. Swenson.

   Peter G. Swenson, Dr. Gregory T. Swenson's son, is an employee and executive officer of the Company. In 2001, Mr. Swenson earned $134,000 in salary and bonus from the Company. The Company expects that Mr. Swenson will continue to be employed by, and an executive officer of the Company in 2002.

   The Company acquired Innovative Practice Concepts, Inc. pursuant to a Stock Purchase Agreement dated December 22, 1997 (the "Purchase Agreement") among the Company, Associated Dental Care Providers, P.C. ("Associated"), Innovative Practice Concepts, Inc. ("IPC") and the shareholders of IPC. The transaction was effective January 1, 1998. Under the Purchase Agreement, the shareholders of IPC received an aggregate of $2,910,000 in cash less certain amounts applied to pay off indebtedness of IPC to Joseph V. Errante, D.D.S. and his sister Margaret E. Errante, D.D.S., $500,000 principal amount of Subordinated Notes of the Company and 34,800 shares of Common Stock in consideration for the exchange of all of their IPC shares. All of the stock of IPC was owned by Dr. Joseph Errante, Dr. Margaret Errante and trusts for the benefit of certain members of their families. The terms and conditions of the acquisition of IPC, including the consideration received for the exchange of the IPC shares, were based upon arms-length negotiations between representatives of the Company and representatives of IPC, including Dr. Joseph Errante, who became Vice President
- Regional Operations in November 1998 and is currently Senior Vice President - Business Development. Dr. Joseph Errante received $44,180 in principal and interest payments under the Subordinated Notes in 2001. The Company expects to continue to make payments under the Subordinated Notes in 2002.

   The Company entered into registration rights agreements with the former shareholders of Park. These registration rights agreements contain provisions which grant the former shareholders of Park piggy back registration rights in the event the Company registers any of its securities for either itself or for security holders exercising their registration rights.

   In connection with the Park and IPC transactions, the Company entered into service agreements with the professional corporations owned in part by Drs. Swenson and Errante, respectively. These professional corporations are PDG, P.A. ("PDG") and Associated Dental Care Providers, P.C. ("Associated"). These service agreements are on substantially the same terms and conditions as all of the Company's other service agreements. The amounts received by subsidiaries of the Company under the service agreements with PDG and Associated in 2001 were approximately $48,036,000 and $5,257,000, respectively, of which $38,207,000 and $5,257,000, respectively, were reimbursements for expenses incurred in connection with the operation and administration of the related dental facilities. At December 31, 2001, Dr. Swenson owned approximately 5% of the issued and outstanding capital stock of PDG and Dr. Errante owned approximately 23% of the issued and outstanding capital stock of Associated.

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight relating to the accounting and reporting practices of the Company and the quality and integrity of the financial reports provided by the Company.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company's independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountant's independence consistent with Independent Standards Board Standard No. 1, "Independence Discussions With Audit Committee," discussed with the independent accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independent accountant's independence. The Audit Committee also discussed with management and the independent accountants the adequacy and effectiveness of the Company's accounting and financial controls.

   The Audit Committee discussed and reviewed with the independent accountants the communications required by Statement on Auditing Standards No. 61, "Communication With Audit Committees," and discussed and reviewed the results of the independent accountants' audit of the Company's financial statements.

   The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2001, with management and the independent accountants. Management has the responsibility for the preparation of the Company's financial statements, and the independent accountants have the responsibility for performing an independent audit of those statements in accordance with generally accepted auditing standards and to issue a report thereon.

   Based upon the reviews and discussions referred to above, the Audit
Committee recommended to the Board of Directors that the Company's audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          James T. Kelly
                                          Martin J. Mannion
                                          Derril W. Reeves

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors regularly reviews executive compensation policies and levels and evaluates the performance of management in the context of the Company's performance. The Compensation Committee is composed entirely of independent outside directors.

   The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established an executive compensation philosophy which includes the following considerations:

    . An emphasis on performance based compensation that differentiates compensation results based upon corporate, operating unit, and individual performance;

    . Recognition of both quantitative and qualitative performance objectives in light of an executive officer's responsibilities;

    . A mix of short-term cash and long-term stock based compensation which aligns the interests of the Company's executive officers with the interests of the Company's shareholders.

   In light of these considerations, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation (base salary, bonus and stock option grants) and the compensation package as a whole. Certain of the executive officers have employment agreements that specify certain minimum compensation for such officers. Base salaries for executive officers are determined on the basis of individual performance, level of responsibility and market competitive considerations. The Company's executive officers are eligible to receive annual cash bonuses in amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives are established for each executive officer, including specific quantitative objectives related to improving the Company's financial performance and other more qualitative and developmental criteria. For executive officers with primary operating unit responsibilities, annual cash bonuses are based primarily on the achievement of specific quantitative objectives related to the financial performance of the operating unit. For executive officers with primary staff or corporate responsibilities, the annual cash bonuses are based on achievement of specific corporate performance objectives as well as individual qualitative criteria. The Company's executive officers are also eligible to receive grants of stock options under the Company's Amended and Restated 1996 Stock Option Plan, as amended. Grants under this Plan are designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

   In determining Mr. Serrao's compensation for 2001, the Compensation Committee reviewed information regarding the compensation paid to the Chief Executive Officers of comparable companies, and evaluated achievement of corporate, individual and organizational objectives for the year. Mr. Serrao's base salary for 2001 was $300,000. Like other executive officers, Mr. Serrao also received an incentive bonus determined on the basis of individual and Company performance, including specific quantitative objectives and more qualitative criteria. Mr. Serrao was awarded an incentive bonus of $98,000 for 2001. In addition, Mr. Serrao was awarded options to purchase 13,959 shares of the Company's Common Stock at an exercise price of $7.88 per share in order to provide him with a long-term incentive tied to the Company's performance.

                                          COMPENSATION COMMITTEE

                                          Martin J. Mannion
                                          Derril W. Reeves

Performance Graph

   Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company's Common Stock with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and two indices (an "old" peer group and a "new" peer group) of companies based on the respective market price of each such investment at April 16, 1998 (the date of the Company's IPO) for the Company and the old peer group and March 31, 1998 for Russell 2000 and S&P Health Care Sector, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001, assuming in each case an initial investment of $100 was made on March 31, 1998 or April 16, 1998 and the reinvestment of dividends. The "old" peer group consisted of companies that provide business services to general multispecialty dental practices, however, the Company has decided that its stock is more comparable to that of Standard and Poor's Health Care Sector Index.





                                    [CHART]

                                             New Peer Group
        American Dental                     (S&P Health Care
          Partners Inc.      Russell 2000       Sector)      Old Peer Group
            --------           --------         --------         --------
4/16/98      100.00             100.00           100.00           100.00
12/98         77.08              88.55           123.35            37.43
12/99         46.67             107.37           113.19            13.70
12/00         50.00             104.13           153.87             2.56
12/01         42.00             106.71           135.08             1.88

                                                 Cumulative Total Return
                                           ------------------------------------
                                            4/16/98 12/98  12/99  12/00  12/01
                                           -------- ------ ------ ------ ------
AMERICAN DENTAL PARTNERS, INC.............  100.00   77.08  46.67  50.00  42.00
*RUSSELL 2000.............................  100.00   88.55 107.37 104.13 106.71
*NEW PEER GROUP (S & P HEALTH CARE SECTOR)  100.00  123.35 113.19 153.87 135.08
OLD PEER GROUP............................  100.00   37.43  13.70   2.56   1.88

--------
(1) The "old" peer group of companies consists of Birner Dental Management Services, Inc., Castle Dental Centers, Inc., Coast Dental Services, Inc., Interdent, Inc., Monarch Dental Corporation and EDT (formerly Pentegra Dental Group, Inc.).
*  Start date March 31, 1998

PROPOSAL 1 - AMENDMENT OF THE COMPANY'S 1996 STOCK OPTION PLAN TO AUTHORIZE ADDITIONAL COMMON SHARES AVAILABLE FOR GRANT

   The Company's Board of Directors originally adopted the Amended and Restated 1996 Stock Option Plan, as amended (the "1996 Plan") in January 1996, and it was approved by the Company's shareholders on February 9, 1996. The Board of Directors has approved an amendment to the 1996 Plan to increase by 300,000 shares the total number of shares of Common Stock available for awards under the Plan and directed that such amendment be submitted to the Company's shareholders for approval. Such amendment will not be effective absent shareholder approval.

Description of the Plan

   Under the 1996 Plan, awards of options to purchase shares of Common Stock may be made to key employees of the Company and its subsidiaries (including officers and directors who are also employees). The options provided for under the 1996 Plan may be either incentive stock options intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options which do not qualify for such treatment.

   Options granted under the 1996 Plan are granted at a price per share which is no less than the fair market value of the Common Stock at the time of grant. Options granted pursuant to the 1996 Plan expire ten years from the date of grant. The purchase price of the Common Stock subject to the options must be paid in full by an optionee at the time of exercise of such options. Options granted under the 1996 Plan are exercisable at such time or times as the Compensation Committee determines at the time of grant. Unless otherwise determined by the Compensation Committee, the unexercised portion of any option granted under the 1996 Plan will terminate 90 days after the grantee of such option ceases to be an employee of the Company or one of its subsidiaries (such 90-day period becomes one year if the grantee's employment with the Company or one of its subsidiaries terminates because of the grantee's death or permanent disability). The 1996 Plan is not subject to the Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Code.

   The 1996 Plan is administered by the Compensation Committee, each member of which is a "Non-Employee Director" (as defined in Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934) and an "outside director" within the meaning of Section 162(m) of the Code.

Description of the Amendment

   The 1996 Plan was originally adopted in January 1996 to provide options to officers and key employees of the Company and its subsidiaries. Prior to the Board of Directors' approval of the additional 300,000 shares on February 26, 2002, the total number of shares of Common Stock subject to the 1996 Plan was 1,273,246.

   As proposed to be amended, the total number of shares of Common Stock available for issuance would be increased by 300,000 shares, which would mean that a total of 1,573,246 shares would be available for issuance under the 1996 Plan, of which 944,371 options to acquire shares were outstanding at March 21, 2002.

   As described under the heading, "Compensation Committee Report," the Company makes annual grants of stock options to its management personnel, including its executive officers. During the fiscal year ended December 31, 2001, the Company granted awards under the 1996 Plan covering an aggregate of 152,000 shares of Common Stock. As the Company continues to grow and add employees, it anticipates an increase in the aggregate number of shares of Common Stock subject to grants under the 1996 Plan each year. Without authorizing additional Common Stock available for grant under the 1996 Plan, the Company would be unable to continue its annual grant program and could be disadvantaged in attracting and retaining key management personnel.

   The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

           The Board of Directors recommends a vote FOR Proposal 1.

PROPOSAL 2 - AMENDMENT OF THE COMPANY'S 1996 DIRECTORS STOCK OPTION PLAN TO AUTHORIZE ADDITIONAL COMMON SHARES AVAILABLE FOR GRANT

   The Company's Board of Directors originally adopted the Amended and Restated 1996 Directors Stock Option Plan, as amended (the "Directors Plan") in September 1996, and it was approved by the Company's shareholders on October 29, 1997. The Board of Directors has approved the amendment to the Directors Plan described below and directed that such amendment be submitted to the Company's shareholders for approval. Such amendment will not be effective absent shareholder approval.

Description of the Plan

   The Directors Plan was originally adopted in September 1996 to grant options to those directors of the Company who are not employees or officers of the Company or any subsidiary of the Company. The objective of the Directors Plan is to advance the interests of the Company and its stockholders by providing eligible directors with an opportunity to participate in the Company's future prosperity and growth and an incentive to increase the value of the Company based on the Company's performance, development and financial success.

   Options granted under the Directors Plan are not intended to qualify as incentive stock options under Section 422 of the Code. The Directors Plan is administered by the Directors Stock Option Plan Committee, the members of which shall not include any directors eligible to receive awards under the Directors Plan. The exercise price per share issuable under the Directors Plan shall be determined by the Committee but shall not be less than the fair market value per share on the date the option is granted. Options granted under the Directors Plan shall be exercisable for a period of ten years after the date on which the options are granted. Options granted under the Directors Plan are exercisable at such time or times and on the basis of such criteria, including the performance of the Company, as the Directors Stock Option Plan Committee determines at the time of grant. Unless otherwise determined by the Directors Stock Option Plan Committee at the time a director ceases to be a director eligible to participate in the Plan, any non-vested portion of the option granted to such director under the Directors Plan automatically terminates and the vested but unexercised portion of any option will terminate 90 days after the grantee of such option ceases to be eligible to participate in the Directors Plan (such 90-day period becomes one year if the grantee's status as an eligible director terminates because of the grantee's death or disability).

Description of the Amendment

   Prior to the Board of Directors' approval of an additional 100,000 shares on February 26, 2002, the total number of shares of Common Stock subject to the Directors Plan was 85,000.

   As proposed to be amended, the total number of shares available for grant would be increased by 100,000 shares, which would mean that a total of 185,000 shares would be available for issuance under the Directors Plan, of which 81,800 options to acquire shares were outstanding as of March 21, 2002. The guidance and direction provided by the Board of Directors has been and is expected to continue to be of great value to the Company. Grants of options under the Directors Plan help the Company retain directors and continue to have the benefit of their guidance and direction.

   The affirmative vote of the holders of a majority of the Common Shares entitled to vote and present or represented by proxy at the Annual Meeting will be required for approval of this proposal. Broker non-votes and abstentions will have the same effect as votes against the proposal.

           The Board of Directors recommends a vote FOR Proposal 2.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG LLP has been selected by the Board of Directors as the independent public accountants for the Company for its fiscal year ending December 31, 2002.

   It is expected that a representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

   The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

        Audit fees, excluding audit related.................... $148,000
                                                                ========
        Financial information systems design and implementation $      0
                                                                ========
        All other fees:
         Audit related fees (1)................................ $ 25,000
         Other non-audit services (2)..........................  216,000
                                                                --------
        Total all other fees................................... $241,000
                                                                ========

--------
(1) Audit fees consisted principally of audits of financial statements of the Company's employee benefit plan and accounting guidance related to reporting and disclosure.
(2) Other non-audit fees consisted primarily of tax compliance ($57,000), tax outsourcing ($81,000), and tax related services ($70,000).

Auditor Independence

   The Audit Committee believes that the non-audit services provided by KPMG LLP are compatible with maintaining the accountant's independence. None of the time devoted by KPMG LLP on its engagement to audit the Company's financial statements for the year ended December 31, 2001 is attributable to work performed by persons other than KPMG LLP employees.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") at the 2003 annual meeting of shareholders must be received by the Company on or before December 4, 2002 for inclusion in the proxy statement and form of proxy relating to the 2003 annual meeting of shareholders. In order for a shareholder proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company no later than February 17, 2003.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and owners of more than 10% of the our common stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and owners of more than 10% of the common stock are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To our knowledge, based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended

December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with.

                                 OTHER MATTERS

   Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

   The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                REVOCABLE PROXY
                         AMERICAN DENTAL PARTNERS, INC.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 2002

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them, attorney and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of American Dental Partners, Inc. to be held at the offices of Summit Partners located at 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210, on Friday, May 3, 2002, at 1:00 p.m., local time, or any adjournments thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.


                                 -----------------------------------
Please be sure to sign and date    Date
 this Proxy in the box below.
--------------------------------------------------------------------


---- Stockholder sign above -------Co-holder (if any) sign above----


1. Election of Class II Directors, to serve a term of three years expiring in 2005 and until his successor has been duly elected and qualified.

                                               For  Withheld
                           James T. Kelly      [_]  [_]
                           Martin J. Mannion   [_]  [_]

                                                       For  Against  Abstain
2.   To approve an increase of 300,000 shares          [_]    [_]      [_]
     of common stock reserved for issuance
     under American Dental Partners 1996 Stock
     Option Plan.

                                                       For  Against  Abstain
3.   To approve an increase of 100,000 shares          [_]    [_]      [_]
     of common stock reserved for issuance
     under American Dental Partners 1996
     Directors Stock Option Plan.

4.   On such other business as may properly come before the meeting

     THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.

     (Please sign exactly as your name or names appear hereon, indicating where proper, official position or representative capacity).


--------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.

                         AMERICAN DENTAL PARTNERS, INC.
--------------------------------------------------------------------------------
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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